Exhibit 10.4


                          GENERAL PARTNERSHIP AGREEMENT
                                       OF
                            SE1/PSP VI JOINT VENTURES


        This GENERAL PARTNERSHIP AGREEMENT is entered into as of the close of business on December 31, 1990, by and between STORAGE EQUITIES, INC. ("SEI"), a California corporation which has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), and PS PARTNERS V1, LTD., A CALIFORNIA LIMITED PARTNERSHIP ("PSP VI") organized under the California Revised Limited Partnership Act.

                                    RECITALS
                                    --------

         A. PSP VI is a publicly-held partnership formed in 1984 to invest in miniwarehouses and business park properties. PSP VI was formed to make its investment either alone, or in combination with SEI, which is an affiliate.

         B. Between March 1986 and October 1986, PSP VI and SEI invested jointly in 14 separate joint ventures (the "Prior Joint Ventures"), which in the aggregate own 32 Properties. Each of the Prior Joint Ventures was formed pursuant to that certain Participation Agreement, dated October 18, 1985, among SE1, PSP VI, Public Storage, Inc., a California corporation, B. Wayne Hughes and Kenneth Q. Volk, Jr. (the "Participation Agreement"). The Partners each invested only cash, in varying amounts, so that their ownership interests in the various Prior Joint Ventures differed, although the basic structure of the ownership arrangements, and the agreements as to allocations and distributions, were largely identical.

         C. To simplify the relationship between PSP VI and SEI with respect to the Prior Joint Ventures, and to ease the administrative burden imposed by maintaining those separate entities, the Partners have decided to consolidate all of the Prior Joint Ventures into one entity, which is this Partnership.

         D. This consolidation is intended simply to alter the form of the Partners' ownership of the Properties so as to simplify administration, with the Partners continuing to own the same proportionate interests in each and every Prior Joint Venture (and Property) after the consolidation as beforehand. As a result, this Agreement details separate profit and loss allocation provisions and distribution provisions for each Prior Joint Venture designed to maintain the Partners' preexisting interests.

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                                    AGREEMENT
                                    ---------

The Partners agree as follows:

1. DEFINITIONS.

         The definitions set forth below shall be used in this Agreement. In applying these definitions and the operative provisions of this Agreement, each term shall be applied separately with respect to each of the Prior Joint Ventures, the Properties of which have been obtained by this Partnership, taking into account only items related to that Prior Joint Venture. With respect to each Prior Joint Venture, the terms shall be applied as if this Partnership had held the Properties of the Prior Joint Venture from the inception of the Prior Joint Venture. In other words, all contributions, distributions, allocations, etc., relating to any particular Property and the Prior Joint Venture that held it shall be taken into account on a carryover basis by this Partnership in making this Partnership's allocations and distributions relating to that Property and, in making future allocations and distributions relating to that Property, this Partnership shall continue to compute such items separately, maintaining separate sub-accounts relating to the assets and liabilities of each Prior Joint Venture. The Initial Capital Contributions, Partnership Percentages, and Property description for each Prior Joint Venture are set forth individually in the attached Exhibits A-1 through A-14. (The stated Initial Capital Contributions generally reflect the amounts shown in the Prior Joint Venture agreements. Actual contributions varied somewhat by agreement between the parties. The stated Partnership Percentages generally reflect the figures used in the initial tax returns of the Prior Joint Ventures, which typically were adjusted to reflect actual contributions made through the filing of the returns.) When the word "Overall" precedes a defined term, that term shall mean the sum of the individual such items relating to all of the Prior Joint Ventures.

         "Adjusted Initial Capital Contribution" shall mean a Partner's Initial Capital Contribution reduced by allocations to such Partner of depreciation and of loss recognized on a sale or other disposition of the Property.

         "Capital Account" shall mean a Partner's capital account computed in accordance with Section 12.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Initial Capital Contribution" shall mean, in accordance with Section 7.1, the fair market value of a Partner's equity interest in the Property when contributed to the Prior Joint Ventures or the amount of cash contributed by a Partner to the Prior Joint Ventures for purposes of organizing the Prior Joint Ventures and acquiring the Property.

         "Managing General Partner" means PSP VI.

         "Net Cash Flow" has the meaning set forth in Section 13.1.

         "Net Operating Profit" and "Net Operating Loss" shall mean, for each year, an amount equal to the Partnership's taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

         (a) All depreciation specially allocated pursuant to Section 9 and all gain or loss specially allocated pursuant to Section 10 shall not be taken into account;

         (b) Any receipts of the Partnership that are exempt from federal income tax and are not otherwise included in taxable income or loss pursuant to this definition shall be added to such taxable income or loss;

         (c) Any relief of indebtedness which does not result in gross income to the Partnership or reduce the basis of Partnership property shall be added to such taxable income or loss;

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         (d)      Any expenditures of, and any losses incurred by, the
                  Partnership not deductible in computing taxable income or loss and not properly chargeable to capital account (including, for this purpose only, Partnership "syndication expenses" within the meaning of Section 1.709-2(b) of the Treasury Regulations) shall be subtracted from such taxable income or loss;

         (e) Any gain or loss which would have been realized by the Partnership on the sale of assets distributed in kind to Partners pursuant to Section 22, determined with reference to the fair market value and the adjusted tax basis of such property for federal income tax purposes immediately prior to such distribution, shall be added to or subtracted from, respectively, such taxable income or loss;

         (f) The amount of any basis reduction or basis increase of Partnership property pursuant to Code Section 48(g) shall be subtracted from or added to, respectively, such taxable loss or income; and

         (g) Any taxable gain as referred to in Section 9.3 shall be excluded from taxable income for purposes of the computation of Net Operating Profit and Net Operating Loss.

         "Overall" when added to any other defined term shall mean the sum of the individual such items relating to all of the Prior Joint Ventures.

         "Participation Agreement" means that certain Participation Agreement, dated October 18, 1985, among SEI, PSP VI, Public Storage, Inc., a California corporation, B. Wayne Hughes and Kenneth Q. Volk, Jr.

         "Partners" means SEI and PSP VI.

         "Partnership Percentage" of a Partner shall mean, with respect to each of the Prior Joint Ventures, the percentage set forth in the copy of Exhibit A relating to that Prior Joint Venture, as adjusted by mutual agreement of the Partners. Those percentages initially were to be determined by dividing each Partner's Initial Capital Contribution by the sum of the Initial Capital Contributions of all Partners.

         "Prior Joint Venture" shall mean each of the 14 separate joint ventures that are separately listed on the attached Exhibits A-1 to A-14.

         "Property" or "Properties" shall mean the specific real properties owned by the Partnership, which are separately listed on the attached Exhibits A-1 to A-14, the legal descriptions of which were included as exhibits to the Prior Joint Venture Agreements.

         "PSP VI" means PS Partners VI, Ltd., A California Limited Partnership.

         "SEI" means Storage Equities, Inc.

         "Seventh Anniversary Date" shall mean the date which is seven years from the First Anniversary Date.

2. FORMATION.

         2.1 The Partners formed this general partnership (the "Partnership") pursuant to the provisions of the California Revised Partnership Act as set forth in the California Corporations Code on September 22, 1986. As of the date of this agreement, the Partners have restated the terms and conditions of this Partnership as set forth herein to reflect the consolidation with the Partnership of all of the Prior Joint Ventures. Except as expressly provided to the contrary herein, the relationship among the Partners shall be governed by the provisions of the California Revised Partnership Act.

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         2.2 The Partners shall execute and cause to be filed a Statement of
Partnership under Section 15010.5 of the California Corporations Code, if required. Such statement shall be recorded, if required, in the office of the Recorder of the County in which each Property is located and shall be filed or recorded in such other offices as is deemed necessary or advisable under applicable law. The Partners further agree and obligate themselves to execute, acknowledge, file, record and/or publish, as necessary, such amendments to such Certificate as may be required by this Agreement or by law and such other certificates and documents as may be appropriate to comply with the requirements of law for the formation, preservation and/or operation of the Partnership as a general partnership.

         2.3 Concurrently with the execution of this Agreement, the Partners shall also execute and cause to be filed a Certificate of Fictitious Business Name.

3. NAME OF PARTNERSHIP.

         This Partnership was originally formed under the name of Storage Equities/PS Partners VI - Houston I (also known as Pilgrim 1). Effective as of the date of this Agreement, the name of the Partnership and the name under which its business shall be conducted is SEI/PSP VI Joint Ventures.

4. PARTNERSHIP PURPOSE AND PLACE OF BUSINESS.

         4.1 Partnership Purpose.

         (a) The business purpose of the Partnership shall be to acquire, own, operate, maintain, improve, mortgage, lease, encumber, transfer or in any manner dispose of or deal with the Properties and to do and to perform all things necessary or incidental to or connected with or arising from such activities.

         (b) No other business shall be conducted by the Partnership without the prior written consent of both Partners.

         (c) Neither of the Partners shall, by virtue of this Agreement or the formation of this Partnership, have any fiduciary duty to make available any other investment or business opportunity to either the Partnership or the other Partner. This Section 4.1 shall have no effect on such obligations and duties, if any, as may arise out of the Participation Agreement or any other agreement or relationship affecting the Partners and their affiliates.

         4.2 Place of Business. The principal place of business of the Partnership shall be at 1015 Grandview Avenue, Glendale, California 91201-5050, where its business office and its accounting records shall be maintained. The principal place of business of the Partnership and the location of its business office and accounting records may be changed with the consent of both of the Partners.

5. TERM OF PARTNERSHIP.

         This Partnership term commenced as of September 22, 1986 and shall terminate on December 31, 2035, unless the Partnership is dissolved and terminated earlier as provided in Section 21.

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6. NAMES AND ADDRESSES OF PARTNERS.

         The names and addresses of the Partners are as follows:

          Name                                     Address
------------------------              --------------------------------------
Storage Equities, Inc.                 1015 Grandview Avenue
                                       Glendale, California 91201-5050
                                       Attention: Secretary

PS Partners VI, Ltd.                   1015 Grandview Avenue
                                       Glendale, California 91201-5050
                                       Attention:   PSI Associates II, Inc.
                                                    Secretary

7. PARTNERSHIP CAPITAL CONTRIBUTIONS.

         7.1 Initial Capital Contributions. SEI and PSP VI agreed to contribute to each Prior Joint Venture as their "Initial Capital Contribution" the cash described opposite their names in the attached Exhibit A relating to each Prior Joint Venture. The agreed and actual contributions were intended to reflect amounts required to pay the costs of organizing the Partnership, the purchase price of the Property and expenses of acquiring the Property.

         It is agreed and acknowledged that any commission expense incurred by PSP VI in connection with its original acquisition of its undivided interest in the Properties was borne by PSP VI and was not an expense of the Prior Joint Ventures (or of the Partnership). The amount of any such commission paid by PSP VI was not added to its Initial Capital Contribution or its Capital Account.

         As of the date of this Agreement, this Partnership shall succeed to all of the assets and liabilities of all of the Prior Joint Ventures.

         7.2 Additional Capital Contributions. The Partners shall contribute to the Partnership with respect to any Property in proportion to their Partnership Percentages relating to that Property, or in such other ratio as they may agree upon, such funds as the Partnership shall from time to time require to accomplish the Partnership's purpose specified in Section 4.1(a).

         7.3 Withdrawal. Except as specifically provided in the Agreement, a Partner shall have no right to withdraw its interest in Partnership capital.

8. ALLOCATION OF NET OPERATING PROFIT AND NET OPERATING LOSS.

         The Net Operating Profit and Net Operating Loss of the Partnership with respect to each Prior Joint Venture was and shall be allocated in the following manner (with separate computations and allocations to be made with respect to each Prior Joint Venture):

         8.1 Partnership Percentages. Except as set forth below, Net Operating Profit and Net Operating Loss shall be allocated to the Partners in proportion to their Partnership Percentages.

9. ALLOCATION OF DEPRECIATION, CREDITS AND OTHER ITEMS.

         9.1 Depreciation. The depreciation expense of the Partnership with respect to each Prior Joint Venture shall be allocated as follows:

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         (a)      All depreciation expense for each year shall be allocated to
                  PSP VI until its Capital Account as of the end of such year is reduced to zero.

         (b) Thereafter, all depreciation expense for such year shall be allocated to SEI until the cumulative depreciation allocated to the Partners is in proportion to their Partnership Percentages.

         (c) Thereafter, the balance, if any, of the depreciation expense of such year shall be allocated to the Partners in proportion to their Partnership Percentages.

         All references in this Agreement to "depreciation" shall include depreciation, cost recovery, and similar deductions.

         9.2 Credits. All tax credits with respect to a Prior Joint Venture shall be allocated between the Partners in proportion to their Partnership Percentages relating to that Prior Joint Venture.

         9.3 Recapture Items. Depreciation recapture shall be allocated, to the extent not inconsistent with Section 10.1, between the Partners in proportion to the allocation to them of the depreciation being recaptured. Credit recapture shall be allocated between the Partners in proportion to the allocation to them of the credits being recaptured.

         9.4 Section 704(c) Allocation. It is acknowledged that each Partner's distributive share of the taxable income or loss of the Partnership with respect to property contributed to the Partnership by the Partners, including the impact of depreciation and gain or loss on sale, is to be governed by Section 704(c) of the Code, and that it is the Partners intent for the terms of this Agreement to accomplish that effect by retaining the same allocations that would have applied if each Prior Joint Venture had continued its separate existence (including the allocations that each Prior Joint Venture would have made to take into account the rules of Code Section 704(c)).

10. ALLOCATION OF GAIN OR LOSS ON SALE.

         10.1 Gain. Any gain realized on a sale or other disposition of a Property shall be allocated as follows, based on the separate items described below maintained by the Partnership relating to the assets of the Prior Joint Venture from which that Property was obtained:

         (a) First, to the Partners in proportion to their Partnership Percentages until the cumulative gain so allocated is equal to the cumulative loss allocated pursuant to Section 10.2(b);

         (b) Second, to SEI until the cumulative gain so allocated is equal to the cumulative loss allocated pursuant to Section 10.2(a);

         (c) Third, to the Partners in proportion to their Partnership Percentages until the cumulative gain so allocated is equal to the cumulative depreciation allocated to the Partners pursuant to Section 9.1(c);

         (d) Fourth, to SEI until the cumulative gain so allocated is equal to the cumulative depreciation allocated to SEI pursuant to Section 9.1(b);

         (e) Fifth, to PSP VI until the cumulative gain so allocated is equal to the cumulative depreciation allocated to PSP VI pursuant to Section 9.1(a);

         (f) The balance, if any, to the Partners in proportion to their Partnership Percentages.

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         10.2 Loss. Any loss realized on a sale or other disposition of a
Property shall be allocated as follows, based on the separate items described below maintained by the Partnership relating to the assets of the Prior Joint Venture from which that Property was obtained:

         (a) The first loss shall be allocated to SEI until the ratio of its Adjusted Initial Capital Contribution to its Initial Capital Contribution is equal to the ratio of PSP VI's Adjusted Initial Capital Contribution to PSP VI's Initial Capital Contribution.

         (b) The balance of the loss, if any, shall be allocated to the Partners in proportion to their Partnership Percentages.

11. NEGATIVE CAPITAL ACCOUNTS.

         The Partners acknowledge and agree that if a Partner has a negative Overall Capital Account upon completion of the Partnership's dissolution pursuant to Section 21, such Partner will be required to contribute cash to the Partnership equal to such Partner's negative Overall Capital Account. Such contribution shall be made by the later of (i) the end of the Partnership's tax year in which the liquidation occurs or (ii) 90 days after the liquidation.

         The Partners understand that the allocations contained herein shall be applicable for income tax purposes as well as for Partnership accounting purposes. The information returns filed by the Partnership shall reflect the special allocations made herein and each of the Partners agrees to report on its federal income tax return its share of Partnership income (or loss) in accordance with such information.

12. CAPITAL ACCOUNTS.

         12.1 Capital Accounts. With respect to the assets and liabilities obtained from each Prior Joint Venture, an individual Capital Account shall be maintained for each Partner consisting of its Initial Capital Contribution, as:

         (a) increased by the following items relating to the those assets and liabilities:

                  (i)      any additional contributions to Partnership Capital;

                  (ii) its share of Net Operating Profit allocated to it under Section 8; and

                  (iii) its share of any gain on the sale of the Property allocated to it under Section 10.1; and

         (b) decreased by the following items relating to the those assets and liabilities:

                  (i)      any distributions made to it pursuant to Sections
                           13.2 and 14;

                  (ii)     its share of Net Operating Loss allocated to it under
                           Section 8;

                  (iii) its share of depreciation expenses allocated to it under Section 9; and

                  (iv) its share of any loss on the sale of the Property allocated to it under Section 10.2.

         12.2 The Partnership shall also maintain for each Partner an Overall Capital Account, which will consist of the sum of that Partner's separate Capital Accounts relating to the Prior Joint Ventures. It is the intent of the Partnership to make its allocations and maintain its capital accounts in accordance with Treasury Regulations Section 1.704-1(b). Accordingly, adjustments to conform to those regulations (or to successor or amended provisions) shall be made if the Partners believe that such adjustments would not materially alter the economic substance of this Agreement as it applies to any Partner.

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13. DISTRIBUTION OF NET CASH FLOW.

         13.1 Definition of Net Cash Flow. For purposes of this Agreement, the term "Net Cash Flow" with respect to a Property shall mean total cash receipts of the Partnership from the operation of the Property, which includes and is not limited to cash receipts from the lease or rental of the Property, but which excludes receipts from the sale, financing or refinancing of the Property and capital contributions or loans to the Partnership, less, to the extent attributable to that Property:

         (a)      all expenses of the Partnership paid in cash;

         (b) all payments on any loans made to the Partnership or secured by the Partnership Property;

         (c) any capital expenditure not paid for out of loan proceeds or capital contributions;

         (d) a reserve for working capital and capital improvements, the amount of which shall be determined by the Managing General Partner.

         13.2 Distribution. Net Cash Flow with respect to each Property shall be distributed to the Partners in proportion to their Partnership Percentages.

         13.3 Time of Payment. Net Cash Flow shall be distributed quarterly or at such other intervals as the Partners may mutually agree upon. The allocation of quarterly distributions between the Partners for each year shall be made in the proportions that it is estimated they will participate in such allocation for the full year, subject, however, to readjustment if and as required by the final determination of Net Cash Flow for such year.

14. DISTRIBUTION OF PROCEEDS FROM SALE, FINANCING OR REFINANCING OF PROPERTY.

         Except as otherwise specified in Section 22, in the event of the sale, financing or refinancing of all or any portion of the Property of a Prior Joint Venture, the net proceeds therefrom, after the payment of all costs and expenses related to such sale, financing or refinancing, and after payment of all debts and obligations to be discharged in connection with such sale, financing or refinancing, shall be distributed to the Partners in proportion to their Partnership Percentages, based on the separate items maintained by the Partnership relating to the assets of the Prior Joint Venture from which that Property was obtained.

         For purposes of this Section 14, a sale of Property shall include a sale or taking pursuant to or under the threat or power of eminent domain. In addition, reference to proceeds of sale shall include any insurance payments, other than rental or business interruption insurance, resulting from damage or destruction to the Property which are not used to rebuild or restore such Property.

15. FISCAL YEAR, BOOKS, REPORTS, BUDGET.

         15.1 Fiscal Year. The Partnership hereby adopts a fiscal year commencing on January 1 and ending on December 31 of each year for purposes of both Partnership accounting and income tax reporting.

         15.2 Maintenance of Books, Records, Reports and Accounts. At all times the Managing General Partner shall maintain or cause to be maintained true and proper books, records, reports and accounts in which there shall be entered fully and accurately all transactions of the Partnership.

         15.3 Location of Books, Records, Reports and Accounts. All books, records, reports and accounts, together with the original Partnership Agreement and the original recorded Statement of Partnership and all amendments to those documents, shall at all times be kept and maintained at the principal place of business of this Partnership.

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         15.4 Inspection of Books, Records, Reports and Accounts. All books, records, reports and accounts shall be open to inspection by any Partner or its duly-authorized representatives, on reasonable notice, at any reasonable time during business hours, for any purpose reasonably relating to its respective interest as a Partner, and such Partner or its representative shall have the further right to make copies or excerpts therefrom.

         15.5 Method of Accounting. The Partnership books shall be maintained on a consistent basis in accordance with such practices and procedures as the Partners shall from time to time determine.

         15.6 Annual Financial Statements and Tax Information. The books shall be closed and balanced at the end of each fiscal year and there shall be delivered to each Partner, within seventy-five (75) days after the expiration of each fiscal year, such financial statements and information as are reasonably required by each of the Partners for purposes of preparation of its own annual reports to securities holders. There shall also be delivered to each Partner within seventy-five (75) days after the expiration of each fiscal year a schedule showing each Partner's share of profits or losses of the Partnership for each year reportable for State and Federal tax purposes. The Partnership shall furnish to each Partner, prior to filing, a copy of the federal and state tax returns to be filed by the Partnership for such year.

         15.7 Monthly Cash Receipts and Disbursements. If requested by SEI, PSP VI shall prepare and deliver to SEI within a reasonable period following the request a statement of cash receipts and disbursements of the Partnership on a Property by Property basis as of the last day of the preceding month.

         15.8 Financial Statements. If requested by SEI, PSP VI shall prepare and deliver to SEI within a reasonable period following the request on a Property by Property basis (i) a balance sheet showing the assets and liabilities of the Partnership as of the last day of the preceding month and
(ii) an income statement presenting the results of the operations of the Partnership for the prior month and a year to date summary of such operations.

         15.9 Variance Report. If requested by SEI, PSP VI shall furnish SEI with a report, within a reasonable period following the request setting forth on a Property by Property basis the variance, if any, between any actual cost incurred in the prior month and in the year to date from the estimated cost set forth in any budget for such year provided to SEI in accordance with Section 15.11.

         15.10 Cash Flow Projections. If requested by SEI, PSP VI shall prepare a cash flow projection on a Property by Property basis within a reasonable period following the request setting forth the anticipated cash flow requirements of the Partnership for each of the next 12 months.

         15.11 Budgets. SEI, by notice to PSP VI on or before September 30 of any year, may require that PSP VI provide within a reasonable period following the request a budget for the following calendar year showing in reasonable detail on a Property by Property basis the Partnership's budgeted expenditures for such year. Within 45 days after its receipt of such budget, SEI shall review such budget and advise PSP VI of any items to which it objects. SEI shall not unreasonably object to any budgeted item, it being the intention of the Partners that PSP VI shall have control of the Partnership's business and the right to establish its budget within reasonable limitations. In the event that SEI reasonably objects to any budgeted item, the Partners shall negotiate in good faith to reach agreement as to the proper amount to be budgeted for such item. After a budget has been established for a year in accordance with the foregoing, PSP VI shall not expend any amount which will cause the total expenditure for the year for an item to exceed the amount budgeted for an item by more than 10%, unless the consent of SEI is first obtained. SEI shall not unreasonably withhold any such consent provided that PSP VI can demonstrate that the excess expenditure is reasonably in the best interests of the Partnership. Notwithstanding the foregoing, SEI's consent to an expenditure in excess of the 10% limitation referred to above shall not be required in circumstances in which a delay caused by the need to obtain SEI's consent could reasonably be expected to result in loss to the Partnership.

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16. AUTHORITIES OF PARTNERS.

         16.1 Authority and Duties of Managing General Partner.

                  (a) Designation and Authority. PSP VI shall serve as the Managing General Partner of the Partnership. Except as provided by Sections 15.11, 16.1(c) and 16.5, the Managing General Partner shall have sole and complete charge of the affairs of the Partnership and shall operate the Partnership business for the benefit of both of the Partners. Except as provided by Sections 15.11, 16.1(c) and 16.5, the Managing General Partner shall have authority to act on behalf of the Partnership in all matters respecting the Partnership, its business, and its property. Without limiting the generality of the above, the Managing General Partner shall have the authority: (1) to employ, at the Partnership's expense, such agents, employees, independent contractors, attorneys, and accountants as it considers reasonably necessary; (2) to create, by grant or otherwise, easements and servitudes; (3) to repair, replace, and rebuild the Partnership property; (4) to let or lease property for any period;
(5) to obtain necessary insurance for the proper protection of the Partnership and of the Partners; (6) to adjust any and all claims against the Partnership;
(7) to borrow money for Partnership use; and (8) to pay all costs and expenses to accomplish the purposes of the Partnership.

                  (b) General Duties of Managing General Partner. Subject to the terms of this Agreement, PSP VI, on behalf of the Partnership, shall (i) operate the Partnership business for the benefit of the Partnership and (ii) take all action which may be necessary to timely accomplish the business of the Partnership and to preserve and protect the Property. Without limiting the generality of the foregoing, PSP VI shall:

         (i) Compliance with Law. Promptly comply with all laws, ordinances, orders, rules and regulations of all federal, state and municipal governments, courts, departments, commissions, boards and officers which may be applicable to the activities of PSP VI or the Partnership contemplated by this Agreement.

         (ii) Disputes, Claims and Changes. Promptly deliver to SEI copies of any notices received by PSP VI in connection with any material disputes or claims relating to the Property or the Partnership and promptly advise SEI of any material adverse change in the condition, financial or otherwise, or the Property or the Partnership.

         (iii) Property Taxes and Other Obligations. Pay from Partnership funds all real and personal property taxes and assessments levied against the Property and other Partnership obligations prior to the delinquency of such matters.

                  (c) Authority to Sell Property. The Managing General Partner shall have the sole authority to act for the Partnership in all transactions concerning the Partnership's real or personal property or business affairs, including the approval and execution of all leases, contracts, deeds, options, loan obligations, deeds of trust, agreements to sell and convey, sale and leaseback documents and notes, provided that the Managing General Partner may not cause a sale of a Property for less than its fair market value at the time of sale, and provided further that on and after the Seventh Anniversary Date with respect to any Property, SEI may require the Partnership to sell the Property at a price not less than its fair market value at the time of sale if the proceeds of the proposed sale include cash in an amount sufficient to pay PSP VI the value of its Partnership interest attributable to that Property following such sale and provided further that if less than all of the net sale proceeds are in cash, SEI specifically agrees that PSP VI shall be paid in cash the full value of its interest.

                  (d) Tax Matters Partner. PSP VI shall serve as the Partnership's "Tax Matters Partner" within the meaning of Section 6231(a)(7) of the Code, and shall have all of the powers and duties expressly conferred on the Tax Matters Partner by the Code, as well as those powers and duties that are necessary and proper for the exercise of the Tax Matters Partner's express powers and duties under the Code.

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         16.2 Execution of Legal Documents. The following shall be signed by a duly authorized officer of the Managing General Partner: any instrument or contract for the purchase, sale, lease or mortgage of property; any instrument or contract for the borrowing of money or obtaining of credit; and any surety bond, guaranty or indemnity agreement.

         16.3 Execution of Checks. All withdrawals from bank accounts of the Partnership shall be made by check requiring the signatures of any one or more persons designated by the Managing General Partner.

         16.4 Authority of SEI. Except as provided in Sections 15.11, 16. 1(c) and 16.5, SEI shall take no active part in the management of the business and shall have no authority to act in any way whatever on behalf of, or to bind or obligate, this Partnership.

         16.5 Approval by SEL SEI, by written notice to PSP VI, may at any time require PSP V1 (i) to submit to SEI for approval all disbursements (other than disbursements to the Partners in accordance with the terms of this Agreement) of more than $10,000 and/or (ii) to submit to SEI for review and approval, prior to execution, all documents relating to the borrowing of money by the Partnership and all material contracts outside of the ordinary course of business. A request for notice of any of the foregoing shall remain in effect until the request for such notice is rescinded. SEI shall promptly review any item submitted to it in accordance with the foregoing and shall not unreasonably withhold its approval of any such item.

17. LIABILITIES OF PARTNERS.

         Every contract, deed of trust, note, lease, sublease, or other agreement of any kind entered into by the Partnership shall contain a provision limiting the claims of all third parties to the assets of the Partnership and expressly waiving all rights in such third parties to proceed against the Partners, or the officers, directors or shareholders of any corporate Partner, except to the extent of their interest in the Partnership.

18. PARTNERSHIP MEETINGS.

         The Partners shall meet as often as is reasonably required for the purpose of conducting such business as may be necessary to operate the Partnership.

19. ADMINISTRATIVE PROVISIONS.

         19.1 Expenses Incurred by General Partner. The Managing General Partner shall be entitled to receive reimbursement for any and all reasonable expenses and costs incurred by it on behalf of this Partnership. Any such reimbursement shall be treated as an operating expense of the Partnership.

         19.2 Compensation of Managing General Partner. The Managing General Partner shall not be compensated for ordinary or extraordinary services to this Partnership unless SEI has authorized, or subsequently ratified, such payment, in writing. Such compensation, if any, shall be considered as an operating expense of the Partnership.

         19.3 Banking. All funds of this Partnership shall be deposited in its name in such checking account or accounts as shall be designated by the Managing General Partner. All withdrawals from such account shall be made by checks requiring the signatures of any one or more persons designated by the Managing General Partner. All funds so deposited in the Partnership account may be advanced to the Managing General Partner's general account. All costs, expenses and liabilities of the Partnership may be paid from the Managing General Partner's general account. At all times, an accounting shall be made of all funds advanced by the Partnership to the Managing General Partner and all costs and expenses paid by it.

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         19.4 Managing General Partner, Part Time. The Managing General Partner
shall not be required to devote its full time or attention to the business of the Partnership. It may, without accountability to the Partnership or to any Partners, and without any consent whatsoever, engage in any other profession or business whether or not competitive with the business of the Partnership, provided that it shall devote so much of its time and attention to the business of the Partnership as seems reasonably necessary for the Partnership purposes.

         19.5 Right to Engage in Other Business. Nothing contained in this Agreement shall preclude any Partner from engaging in any other business or from engaging in any other transaction involving real property, including real property in the locality of any Property, without notice to the other Partners, without participation by the other Partner, and without liability to it. Each Partner waives any and all rights it may have against the other for capitalizing on information learned as a consequence of its connection with the affairs of this Partnership.

20. TRANSFER OF INTEREST OF A PARTNER.

         20.1 General Limitation on Transfers. Except as provided in this Agreement, no Partner shall sell or otherwise transfer its interest in the Partnership.

         20.2 Limited Right to Transfer. A Partner may sell, assign and transfer all or any part of its interest in the Partnership to the other Partner on such terms as are agreed to by both Partners.

         20.3 Right of First Refusal. Except as provided in Section 20.1 or 20.2 or 20.5, a Partner (the "Selling Partner") which desires to sell or otherwise transfer all or any part of its interest in the Partnership to a third party shall give written notice to the other Partner (the "Nonselling Partner") of that intention, setting forth the identity of the third party and the price and terms of the proposed sale (the "Notice"). Upon receipt of the Notice, the Nonselling Partner shall have the right but not the obligation to purchase the interest of the Selling Partner offered for sale, which may be all or part, for the same price and upon the same terms and conditions as set forth in the Notice, net of any third party commissions payable. The Nonselling Partner shall give notice to the Selling Partner within 30 days of receipt of the Notice of its intention to exercise its option or not exercise its option. If the Nonselling Partner elects to exercise its option, the purchase and sale of the Selling Partner's interest offered for sale shall be completed within the later of (i) 60 days after the Nonselling Partner gives notice of its intention to exercise its option, or (ii) the date of closing provided in the Notice. If the Nonselling Partner elects not to exercise its option, then the sale, assignment and transfer to a third party shall not be made unless (i) the proposed assignee agrees in writing within 15 days after the expiration of the 30 day option period provided to the Nonselling Partner to become a Partner in the Partnership under the terms and provisions of this Agreement, as amended to the date of the assignment, and to assume all of the obligations and liabilities of the assignor under this Agreement with respect to the Partnership interest (all or part) that is offered for sale, (ii) such sale, assignment and transfer is made for a price not less and on terms not more favorable to the purchaser than stated in the Notice and is completed within 60 days from the expiration of the 30 day option period regardless of what closing date is provided for in the Notice, and (iii) the sale, assignment and transfer of the Partnership interest of the assignor (all or part) that is offered for sale is made to not more than one assignee. Upon transfer of less than the Selling Partner's entire Partnership interest to a third party, this Agreement shall be amended to reflect the admission of an additional general partner and the rights and obligations of all then existing Partners.

         20.4 Other Transfer of Interest and Withdrawals. Each Partner agrees that it will not (i) make a sale, assignment or transfer of all or any part of its interest in the Partnership voluntarily or permit such a transfer by operation of law, except as permitted pursuant to the terms of this Section 20,
(ii) withdraw from the Partnership, except in conjunction with a sale of its entire interest in the Partnership as permitted pursuant to the terms of this
Section 20, or (iii) do any other act causing the dissolution of the Partnership prior to its termination pursuant to the terms of this Agreement. If this covenant is violated, the Partner in violation shall be liable to the other Partner for damages caused by such violation.

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

         20.5 Mortgages, Pledges and Hypothecations. No Partner shall mortgage, pledge or hypothecate all or any part of its Partnership interest until 20 days after notice has been given to the other Partner (unless the other Partner has specifically waived the requirement of such notice with respect to the particular mortgage, pledge or hypothecation). Any such mortgage, pledge or hypothecation shall require, as a condition thereof, that notice of any proposed foreclosure or other disposition of the Partner's interest shall be given to each Partner not less than 20 days prior to such foreclosure or other disposition. Any mortgage, pledge or hypothecation shall not constitute a sale, assignment or transfer until foreclosure and any transfer and assignment made upon foreclosure shall not result in any Event of Dissolution of the Partnership pursuant to Section 21.1(b). An assignee or transferee in a foreclosure proceeding shall only have those rights accorded an "assignee" under Section 15027 of the California Corporations Code.

         20.6 Basis Election. In the event a Partner sells or transfers all or a portion of its Partnership interest, the Partnership shall file an election in accordance with Section 754 of the Code to permit an adjustment to the basis of Partnership property as provided in Sections 734(b) and 743(b) of the Code if both the remaining Partner and the new Partner so agree.

21. DISSOLUTION OF PARTNERSHIP.

         21.1 Events of Dissolution. The Partnership shall terminate and be dissolved upon the completion of the term specified in Section 5 or upon the earliest occurrence of any of the following events:

         (a) The liquidation, dissolution, insolvency, legal incapacity, and/or bankruptcy or a Partner shall dissolve the Partnership, provided that a withdrawal by PSP VI or SEI as a result of a transfer made in compliance with Section 20 shall not constitute a voluntary withdrawal resulting in dissolution of the Partnership.

         (b) The sale, assignment or transfer by either Partner of all or any part of its Partnership interest, either voluntarily or by operation of law, except as permitted pursuant to Section 20.

         (c) The sale or other disposition of all or substantially all of the assets of the Partnership, except a sale for which the Partnership reports gain under the installment method of reporting under the Code, in which event the Partnership shall remain in existence until the installment obligation has been fully discharged or the Partners otherwise agree to dissolve the Partnership.

         (d)      The termination of the business of the Partnership.

         21.2 Orderly Liquidation. In the event that the Partnership is terminated and dissolved pursuant to the provisions of Section 21.1, the remaining Partners shall proceed with an orderly liquidation of the affairs of the Partnership and shall distribute the assets of the Partnership in accordance with the provisions of Section 22, below.

         21.3 No Right to Cause Dissolution. Except as provided in Section 21.1, no Partner shall have the right to cause the dissolution of the Partnership.

         21.4 No Rights to Partition, Etc. No Partner shall have the right to bring an action for partition against the Partnership. No Partner shall have the right to demand or receive property other than cash in return for its contributions to capital, and except as may be expressly provided in this Partnership Agreement, no Partner shall have priority over any other Partner, either as to the return of its contribution of capital or as to profits, losses or distributions.

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

22. DISTRIBUTIONS OF ASSETS UPON DISSOLUTION OF PARTNERSHIP.

         22.1 Accounting. In the event of a dissolution of the Partnership pursuant to the provisions of Section 21, the Capital Accounts of the Partners shall be adjusted to the date of dissolution to reflect any capital contributions of, and distributions to, the Partners, and their respective shares of Net Operating Profit and Net Operating Loss, depreciation, and gain or loss on a sale of the Property that has been recognized from the date of the last accounting to the date of dissolution, and based on those determinations, the Overall Capital Accounts shall be computed.

         22.2 Final Allocations. Any gain on the disposition of Property in the process of liquidation shall be credited to the Partners in accordance with the provisions of this Agreement, including Section 10.1. Any loss on the disposition of Partnership Property in the process of liquidation shall be charged to the Partners in accordance with the provisions of Section 10.2. Any property distributed in kind in the liquidation shall be valued and treated as though the property were sold for its value and the cash proceeds were distributed.

         22.3 Negative Overall Capital Accounts. If on the date of liquidation any Partner has a negative Overall Capital Account, as adjusted pursuant to
Section 22.4(c), such Partner shall forthwith contribute to the capital of the Partnership in cash an amount equal to its negative Overall Capital Account.

         22.4 Winding Up and Distributions. Following the adjustments required by Sections 22.1 through 22.3, above, the affairs of the Partnership shall be liquidated and wound-up in due course and with a view to maximization of the proceeds from the liquidation. The proceeds from liquidation shall then be distributed as follows:

         (a) First, to pay the expenses of liquidation and the debts of the Partnership, other than debts owing to the Partners;

         (b) Second, to pay the debts owing by the Partnership to the Partners; and

         (c) Third, to pay the balance, if any, to PSP VI and SEI in proportion to the positive balances of their Overall Capital Accounts.

         22.5 Notice of Dissolution. Upon dissolution, the Partners shall cause to be published and filed a notice of dissolution in accordance with applicable California law and as required thereunder.

23. ATTORNEYS' FEES.

         In the event that any action or proceeding is brought under or in connection with this Partnership Agreement, the prevailing party(ies) in such action (whether on trial or on appeal) or in such proceeding shall be entitled to recover from the other party(ies) all costs, expenses and reasonable attorneys' fees incidental to such action or proceeding. The term "prevailing party" as used herein shall be taken and deemed to mean the party in whose favor a final judgment is entered in any such action or proceedings; provided, however, that if such action or proceeding be resolved prior to a final judgment on the merits, the party in whose favor the action or proceeding is settled may by motion apply to the court, or the person(s) or board in charge of the proceeding, for an award of the aforementioned costs, fees and expenses, and may take judgment for those sums.

24. NOTICES.

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered or sent by United States certified or registered mail, addressed to the party to whom such notice is given at its address set forth in Section 6, or at such other address as such party may from time to time designate by written notice duly given to the Partnership (a) when personally served, or (b) ninety-six (96) hours after it shall be enclosed in a properly sealed envelope or wrapper addressed as herein required and deposited, postage and registry or certification fee prepaid, in the United States mail.

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

25. SUCCESSORS.

         Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, their successors in interest and all persons hereafter having or holding an interest in this Partnership, whether as assignees, substituted Partners, or otherwise.

26. ENTIRE AGREEMENT.

         This Agreement supersedes any and all oral and written statements and representations by any party and contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and the transactions contemplated hereby. All prior discussions, agreements and understandings of any nature between the parties are merged in this Agreement and superseded by this Agreement, and no party shall be bound by any condition, definition, warranty or representation other than as expressly set forth in this Agreement or as may be, on or subsequent to the date of this Agreement, set forth in a writing signed by the party to be bound thereby.

27. SEVERABLE PROVISIONS.

         27.1 The provisions of this Agreement are severable, and if any one or more paragraphs, subparagraphs, clauses, or provisions of this Agreement is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement, and any partially unenforceable provisions to the extent enforceable in any jurisdiction, shall continue in full force and effect and shall be binding and enforceable.

         27.2 Nothing contained in this Agreement shall be construed as requiring or permitting the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties do not have any legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

28. NUMBER AND GENDER.

         Words in the singular number shall include the plural, and vice versa. Words in the masculine gender shall include the feminine and neuter genders, and words in the neuter gender shall include the masculine and feminine genders, when the context in which such words are used indicates that such is the intent.

29. CAPTIONS AND PARAGRAPH HEADINGS.

         The captions and paragraph headings used in this Agreement are for convenience and reference only and shall neither be considered as part of this Agreement nor be used in determining the intent or content of this Agreement.

30. ADDITIONAL DOCUMENTS.

         Each party agrees that it and its successors in interest and assigns shall execute any and all instruments, releases, bills of sale, assignments, and other conveyances and agreements which may be required of them in accordance with or to implement the provisions of this Agreement.

31. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same agreement. Notwithstanding that all of the parties are not signatories to the original or the same counterpart, this Agreement shall be effective as of the day and year specified in the introductory paragraph of this Agreement.

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

32. CONSTRUCTION.

         All matters pertaining to the validity, construction, effect and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

         The parties have executed this General Partnership Agreement, as of the day and year specified in the introductory paragraph of this Agreement, each acknowledging receipt of a fully signed original of this Agreement.

PSP VI:                         PS PARTNERS VI LTD.,
                                A CALIFORNIA LIMITED PARTNERSHIP

                                By:      PSI Associates II, Inc.
                                         General Partner

                                         By:      /s/ Obren B. Gerich
                                                  -------------------
                                                  Obren B. Gerich
                                                  Vice President

                                         By:      /s/ Ronald L. Havner, Jr.
                                                  -------------------------
                                                  Ronald L. Havner, Jr.
                                                  Assistant Secretary

SEI:                            STORAGE EQUITIES, INC.

                                By:      /s/ Obren B. Gerich
                                         -------------------
                                         Obren B. Gerich
                                         Vice President

                                By:      /s/ Ronald L. Havner, Jr.
                                         -------------------------
                                         Ronald L. Havner, Jr.
                                         Assistant Secretary

                                       16